Exhibit 23.3

Ore Reserves Engineering
Alan C. Noble, P.E.
Principal Engineer

Consent of Expert

To: Gryphon Gold Corporation

I, Alan C. Noble, do hereby consent to the filing of the written disclosure of the technical report titled "Technical Report on the Mineral Resources of the Borealis Gold Project", dated August 15, 2006 and revised January 11, 2007 (the "Technical Report") and any extracts from or a summary of the Technical Report in amendment number one to the Registration Statement on Form SB-2, SEC file number 333-143581 (the "Registration Statement") of Gryphon Gold Corporation, and to the filing of the Technical Report with United States Securities and Exchange Commission.

I also consent to the use of my name in the Registration Statement.

Dated this ____ of July, 2007.

/s/ Alan C. Noble
Alan C. Noble